Exhibit 8.1

LIST OF SUBSIDIARIES

Entity Name	Jurisdiction of Incorporation
Smart Repair Pro	California
Top Rank Ltd	Israel
Jeffs Brands Holdings Inc	Delaware
Fort Products Ltd.	England and Wales
Fort Products LLC	Delaware